Exhibit 2(n)


            Consent of Independent Registered Public Accounting Firm


The Shareholders and Board of Directors
Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC:

We consent to the use of our reports dated May 30, 2006, incorporated herein by reference, for the Multi-Strategy Series M and Multi-Strategy Series G, each a series of the Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC, and to the references to our firm under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the registration statement on Form N-2.




KPMG LLP

New York, New York
July 28, 2006